UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 16, 2018

JPMorgan Chase & Co.
(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York		10017
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

JPMorgan Chase & Co. (the “Firm”) announced that the independent members of the Board of Directors (the “Board”) approved Mr. James Dimon’s total compensation for 2017, in the amount of $29,500,000 compared to last year’s total compensation of $28,000,000. Mr. Dimon’s total compensation includes an annual base salary of $1,500,000 and performance-based variable incentive compensation of $28,000,000. $5,000,000 of the variable incentive compensation will be delivered in cash and the remaining $23,000,000 will be delivered in the form of Performance Share Units ("PSUs"). The amount of base salary and cash incentive remains unchanged from last year. Consistent with last year, the key features of the PSU program include a financial metric (return on tangible common equity - "ROTCE"1) with absolute and relative performance goals, payout levels, as well as vesting and hold requirements2.
In determining Mr. Dimon's compensation, the independent members of the Board took into account the Firm's strong performance in 2017 and through the cycle, across four broad categories: Business Results; Risk, Controls & Conduct; Client/Customer Focus; and Teamwork & Leadership.
We continue to invest in our future, strengthen our risk and control environment and reinforce the importance of our culture and values, including our long-standing commitment to serve our communities and conduct business in a responsible way to drive inclusive growth. During 2017, we extended credit and raised capital of $2.3 trillion3 for U.S. consumers, businesses and institutional clients. We gained market share in nearly all of our businesses, demonstrated strong expense discipline, continued to achieve high customer satisfaction scores, and maintained a fortress balance sheet.
Under Mr. Dimon's stewardship, the Firm reported net income of $24.4 billion, or $6.31 per share with ROTCE of 12% in 2017, and returned capital to shareholders of $22.3 billion (including common dividends and net share repurchases). Excluding significant items4 previously identified as part of its quarterly financial disclosures, the Firm would have earned record full-year 2017 net income of $26.5 billion, or $6.87 per share, with ROTCE of 13%.

1 ROTCE is a non-GAAP financial measure. For further discussion, see note (b) on page 5 of Exhibit 99.1 to the Firm’s Current Report on Form 8-K dated January 12, 2018, filed with the Securities and Exchange Commission, containing the Firm's earnings press release for the quarter ended December 31, 2017.
2 Equity incentives are subject to the JPMorgan Chase Bonus Recoupment Policy which applies in the event of a material restatement of the Firm's financials. In addition, all equity awards granted in 2018 contain recapture provisions that enable the Firm to cancel an unvested or unexercisable award and/or recover the value of certain stock distributed under the award in specified circumstances. In addition to recapture provisions, portions of equity awards awarded to the CEO are also subject to additional Protection-based Vesting provisions under which awards may be cancelled as determined by the Compensation & Management Development Committee of the Board of Directors.
3 The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.
4 For notes on non-GAAP financial measures, including managed basis reporting and key performance measures, see page 5 of Exhibit 99.1 to the Firm’s Current Report on Form 8-K dated January 12, 2018, filed with the Securities and Exchange Commission, containing the Firm's earnings press release for the quarter ended December 31, 2017. For FY2017, significant items included the impact of the enactment of the Tax Cuts and Jobs Act ("TCJA") of $2.4 billion after-tax in 4Q17 and a legal benefit of $406 million after-tax in 2Q17.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Molly Carpenter
Molly Carpenter
Corporate Secretary

Dated:	January 18, 2018